As filed with the Securities and Exchange Commission on March 1, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Guardant Health, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	45-4139254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
505 Penobscot Dr. Redwood City, California	94063
(Address of Principal Executive Offices)	(Zip Code)

2018 Incentive Award Plan
(Full Title of the Plan)

John Saia
Senior Vice President, General Counsel and Corporate Secretary
505 Penobscot Dr.
Redwood City, California, 94603
(855) 698-8887
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

B. Shayne Kennedy Drew Capurro Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 Telephone: (714) 540-1235 Facsimile: (714) 755-8290

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.00001 par value per share
--- 2018 Incentive Award Plan	3,689,000 (3)	$155.11	$572,200,790	$62,427.11
Total	3,689,000	—	$572,200,790	$62,427.11

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2018 Incentive Award Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Market on February 23, 2021, which date is within five business days prior to filing this Registration Statement.
(3)	Represents additional shares of the Registrant’s common stock that became available for issuance on January 1, 2021 under the 2018 Plan, by operation of an automatic annual increase provision therein.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 3,689,000 shares of common stock of Guardant Health, Inc. (the “Registrant”) issuable under the following employee benefit plan for which Registration Statements of the Registrant on Form S-8 (File Nos. 333-227762 and 333-236807) are effective: the Guardant Health, Inc. 2018 Incentive Award Plan which, as a result of the operation of an automatic annual increase provision therein, added 3,689,000 shares of common stock.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON
FORM S-8

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Commission on October 10, 2018 (File No. 333-227762) and March 2, 2020 (File No. 333-236807) are incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	Date	Number	File Number
4.1	Amended and Restated Certificate of Incorporation.	8-K	10-9-18	3.1	001-38683
4.2	Amended and Restated Bylaws.	8-K	10-9-18	3.2	001-38683
5.1	Opinion of Latham & Watkins LLP.					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
24.1	Power of Attorney (incorporated by reference to the signature page hereto).					X

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on March 1, 2021.

Guardant Health, Inc.

By:	/s/ Helmy Eltoukhy
Helmy Eltoukhy
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Helmy Eltoukhy and Michael Bell and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Helmy Eltoukhy Helmy Eltoukhy	Chief Executive Officer (Principal Executive Officer) and Director	March 1, 2021

/s/ Michael Bell Michael Bell	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	March 1, 2021

/s/ AmirAli Talasaz AmirAli Talasaz	President, Chief Operating Officer and Chairman of the Board of Directors	March 1, 2021

/s/ Ian Clark Ian Clark	Director	March 1, 2021

/s/ Vijaya Gadde Vijaya Gadde	Director	March 1, 2021

/s/ Bahija Jallal Bahija Jallal	Director	March 1, 2021

/s/ Samir Kaul Samir Kaul	Director	March 1, 2021

/s/ Stanley Meresman Stanley Meresman	Director	March 1, 2021